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                        DAVIS INTERNATIONAL SERIES, INC.

                       MARCSTONE CAPITAL MANAGEMNT, L.P..

                             SUB-ADVISORY AGREEMENT

                                FEBRUARY 1, 2003



Marcstone Capital Management, LP.
153 East 53rd Street
Suite 5900
New York, NY  10022

     Re:  Sub-Advisory Agreement for Davis Global Value Fund,
          An Authorized Series of Davis International Series, Inc.

Gentlemen:

This is to confirm that Davis Selected Advisers, L.P. ("DSA") is retaining you as Investment Sub-Adviser for the portfolio of Davis Global Value (the "Fund") of Davis International Series, Inc. (the "Company").

This letter sets forth the terms and conditions of your retention. If they are acceptable to you, please acknowledge in the space provided. Upon your acceptance, the retention and the mutual obligations in respect thereto shall be effective as provided herein. The terms and conditions are as follows:

1. Investment Services. You shall act as the Investment Sub-Adviser for the Fund and will manage the investment and reinvestment of the assets of the Fund subject to the supervision of the Board of Directors of the Company, DSA, which serves as Adviser to the Company, and to any applicable provisions as in effect from time to time of (a) the Articles of Incorporation and Bylaws of the Company, (b) the prospectus, statement of additional information, and other information set forth in the Fund's registration documents under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act"), including any supplements thereto, and (c) the Investment Advisory agreement between DSA and the Company (the "Investment Advisory Agreement") in respect to the Fund and the Company's Code of Ethics. You acknowledge that you have received copies of the above documents as in effect on the date of your acceptance of this letter. The undersigned agrees that it will promptly deliver to you any amendments, changes or additions of or to these documents. Without limitation, you agree that all securities transactions will conform to (a) the stated objectives and policies of the Fund, (b) the brokerage policies set forth in the Investment Advisory Agreement (which are hereby incorporated by reference herein) and the registration documents, and (c) those investment and brokerage policies directed by the Board of Directors of the Company or any committee thereof, that have been provided to you.

2. Independent Contractor. You shall be an independent contractor. Unless otherwise expressly provided or authorized hereunder, or by the Board of Directors of Company, you have no authority to represent the Company or the Fund in any way or otherwise be an agent of the Company or the Fund. You shall also not represent or be the agent of the undersigned except as expressly provided or authorized hereunder, or as authorized by the undersigned in any other writing.

3. Reports and Records. You agree to provide DSA with any reasonable reports, analyses or other documentation DSA requires to carry out its responsibilities under its Investment Advisory Agreement with the Fund, including those related to the placement of security transactions, its administrative responsibilities, and its responsibility to monitor compliance with stated investment objectives, policies and limitations and the investment performance of the Fund. You agree, directly or through an agent, to provide daily information with respect to the portfolio transactions of the Fund to DSA. You agree to provide all documentation reasonably required by DSA to maintain

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     the Fund's accounting records in accordance with the 1940 Act and the
     Investment Advisers Act of 1940 (the "Advisers Act") and the regulations issued thereunder, and to preserve copies of all documents and records related to asset transactions, positions and valuations related to the Fund in the manner and for the periods prescribed by such regulations. You agree that all documents and records maintained by you with respect to the Fund, exclusively relating to the Fund, are the property of the Company and will be surrendered to DSA or the Company upon the request of either. You agree to provide information and to allow inspection of such documents and records at reasonable times by any authorized representative of DSA, the Company's Board of Directors or any committee thereof, the Company's independent public accountants, or appropriate regulatory authorities.

4. Make Personnel Available. You agree to make your personnel engaged in activities on behalf of the Fund available at reasonable times for consultations with DSA personnel and the Company's Board of Directors, or any committee thereof, including attendance at their meetings, wherever situated. Travel, meals and lodging expenses for such purposes shall be reimbursed.

5. Facilities, Equipment, and Personnel. You agree to provide office facilities, equipment and personnel for carrying out your duties hereunder at your own expense except as specifically provided hereunder.

6. Standard of Care. We shall expect of you your best judgment in rendering these services to us, and we agree as an inducement to your undertaking the same that you shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

7. Indemnification. You will indemnify and hold harmless DSA, its affiliated persons and the Fund (collectively, the "Indemnified Persons") to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of your acts or omissions: (i) causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund's prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Fund's Board of Directors or DSA, (ii)causing the Fund to fail to satisfy the diversification requirements of Subchapter M of the Internal Revenue Code, (iii) your willful misfeasance, bad faith or negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement, or
     (iv)any inaccuracy of any representation of you have made and which was relied upon in drafting federal or state filing or sales literature. However, nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or negligence in the performance of its duties or reckless disregard of such duties.

     DSA shall indemnify you and hold you harmless to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by you to the extent resulting, in whole or in part, from (i) DSA's willful misfeasance, bad faith or negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (ii) any inaccuracy of any representation by DSA which was relied upon in drafting any federal or state filing or sales literature. However, that nothing herein contained will provide indemnity to the you for liability resulting from your own willful misfeasance, bad faith, or negligence in the performance of your duties or reckless disregard of such duties.

     Neither DSA nor you shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

8. Compensation. DSA shall pay you a portion of the fee it receives from the Company with respect to the Fund under the Investment Advisory Agreement based upon the attached fee schedule, and shall reimburse expenses expressly approved for reimbursement by DSA. You agree that neither the Company nor the Fund is responsible for paying your sub-advisory fees. Payment for your services and reimbursement of expenses approved by DSA shall be made monthly.

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8.   Effective Date. This Agreement shall become effective on the later of
     February 1, 2003, or the first business day after the date this Agreement is approved in accordance with the 1940 Act. Unless sooner terminated as hereunder provided, it shall initially remain in effect for a period of two years. Thereafter, subject to the termination provisions herein, this Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved, at least annually, in the manner required by the 1940 Act; provided, however, that if the continuation of this Agreement is not approved, you may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

9. Termination. This Agreement shall automatically terminate immediately in the event of its assignment (except as otherwise permitted by the 1940 Act or rules thereunder) or in the event of the termination of the Investment Advisory Agreement. This Agreement may be terminated without penalty at any time (a) upon sixty (60) days' written notice to you by DSA, or upon such sixty (60) days' written notice to you by the Company pursuant to action by the Board of Directors of the Company, or by the vote of a majority of the outstanding voting securities of the Fund, or (b) upon sixty (60) or more days' written notice by you to DSA and the Company. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect your right to receive payments of the unpaid balance of the compensation earned and reimbursable expenses incurred prior to such termination.

10. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

11. Choice of Law. This Agreement shall be construed according to the laws of the State of New York. It may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.


Yours very truly,

Davis Selected Advisers, L.P., by
Davis Investments, LLC, General Partner


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ACCEPTED AND APPROVED this 1st day of February, 2003.

Marcstone Capital Management, LP.

By
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                          SUB-ADVISORY FEE SCHEDULE FOR
                        MARCSTONE CAPITAL MANAGEMENT, LP.



Davis Selected Advisers, L.P. shall pay to Marcstone Capital Management, L.P. an amount equal to one-half of the contractual management fee which it receives for providing investment advisory services to Davis Global Value Fund. The contractual management fee which Davis Selected Advisers, L.P. receives is subject to change, and if changed, the sub-advisory fees paid to Marcstone Capital Management , L.P. will also change.













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